For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING OF SENIOR NOTES

New York – March 29, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG) (“OSG”), announced today the closing of the sale of $300 million aggregate principal amount of 8.125% senior unsecured notes due 2018 (the “Notes”). The net proceeds from the sale of the Notes are estimated to be approximately $289.8 million (after deducting underwriting discounts and commissions and estimated expenses). OSG intends to use the net proceeds from the offering of the Notes to reduce outstanding indebtedness under its unsecured revolving credit facility.

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and HSBC Securities (USA) Inc. acted as joint book-running managers for the offering of the Notes.  Morgan Stanley & Co. Incorporated served as qualified independent underwriter with respect to the offering and sale of the Notes. The Notes were offered pursuant to an effective registration statement that OSG previously filed with the Securities and Exchange Commission.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in OSG’s Annual Report for 2009 on Form 10-K, the prospectus supplement dated March 24, 2010 for the Notes and other reports filed with the Securities and Exchange Commission.

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Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

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